Pruco Life Insurance Company of New Jersey

Insured     Rider for Policy No.

JOHN DOE XX XXX XXX

TERMINATION OF BENEFIT

We agree that the benefit PLY 20-82, Insured's Accidental Death Benefit
, will end as of December 1, 1985 . Then all references in this contract to that benefit will no longer apply. The premium for that benefit will not be payable on or after that date.

Rider attached to and made a part of this contract

Pruco Life Insurance Company of New Jersey,
By: /s/ Isabelle L. Kirchner
Secretary

Date: December 1, 1985 Attest: M. Smith
PLY 24-82